FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS REPORTS
FIRST QUARTER 2015 RESULTS AND ANNOUNCES SECOND QUARTER 2015 GUIDANCE
Cudahy, WI - April 29, 2015 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics service provider, today reported financial results for the three months ended March 31, 2015. Highlights for the quarter ended March 31, 2015 compared to the quarter ended March 31, 2014 are as follows:

•	Revenues increased 28.0% to $489.0 million;

•	Operating income increased 39.3% to $26.8 million;

•	Earnings before interest, taxes, depreciation, and amortization ("EBITDA") increased 40.4% to $33.7 million;

•	Net income available to common stockholders increased 30.6% to $13.6 million; and

•	Diluted earnings per share available to common stockholders increased 29.6% to $0.35.
Roadrunner's summary financial results for the three months ended March 31 are illustrated below.

	Three Months Ended
(In thousands, except per share data)	March 31,
	2015	2014
Revenues	$488,970	$382,031
Purchased transportation costs	$328,491	$264,019
Depreciation and amortization	6,877	4,743
Other operating expenses	126,800	93,651
Acquisition transaction expenses	—	379
Operating income	$26,802	$19,239
Net income available to common stockholders	$13,604	$10,414
Weighted average diluted common stock outstanding	39,341	39,183
Diluted earnings per share available to common stockholders	$0.35	$0.27
Roadrunner's EBITDA, a non-GAAP financial measure, of $33.7 million for the quarter ended March 31, 2015 represented an increase of 40.4% from EBITDA of $24.0 million for the quarter ended March 31, 2014. For more information about EBITDA, see "Non-GAAP Financial Measures" below. A reconciliation of net income to EBITDA is provided below:

	Three Months Ended
	March 31,
	2015	2014
	(In thousands)
Net income	$13,604	$10,414
Plus: Provision for income taxes	8,589	6,575
Plus: Interest expense	4,609	2,250
Plus: Depreciation and amortization	6,877	4,743
EBITDA	$33,679	$23,982

2015 First Quarter Results
In discussing the company's first quarter performance, Mark DiBlasi, President and CEO of Roadrunner, said,
“We were very pleased with our first quarter 2015 performance, especially in the rebound of our LTL business segment. Due to the extensive operational and pricing initiatives implemented in the fourth quarter of 2014 and into the first quarter of 2015, our LTL operating ratio improved 460 basis points sequentially from 98.0 in the fourth quarter of 2014, and improved 160 basis points year over year from 95.0 in the first quarter of 2014 to 93.4 in the first quarter of 2015. Although our LTL revenues decreased by $3.4 million, or 2.5%, from the first quarter of 2014, our LTL segment operating income increased 28.4% from $6.7 million in the first quarter of 2014 to $8.7 million in the first quarter of 2015. LTL revenues were impacted by a drop in fuel prices that resulted in a 28.7% decrease in fuel surcharge revenue and an 8.0% reduction in tonnage primarily due to changes in freight mix. These items were partially offset by a 13.0% increase in revenue per hundredweight excluding fuel from the prior year first quarter due to improved pricing and positive freight mix changes as a result of our pricing initiatives. We expect these operational and pricing initiatives to continue throughout 2015 and favorably impact our 2015 LTL operating performance.
“TL revenues grew by $88.3 million, or 45.5%, during the first quarter of 2015 from the prior year first quarter. Despite the negative impact of weather and the West Coast port congestion that affected many of our TL business units, operating income increased 32.9% from $12.0 million in the first quarter of 2014 to $15.9 million in the first quarter of 2015. Normally, our air and ground expedited operations serve as a positive hedge for weather-related issues; however, the timing and location of severe weather conditions in the first quarter of 2015 did not benefit our air and ground expedited results as compared to prior periods.
“TMS revenues grew by $25.4 million, or 44.9%, during the first quarter of 2015 from the prior year first quarter, primarily as a result of our acquisition of Unitrans and organic revenue growth. The positive impact of the Unitrans acquisition and organic revenue growth led to a 67.8% increase in TMS operating income quarter-over-quarter.
"For the quarter ended March 31, 2015, consolidated revenue increased 28.0% to $489.0 million from $382.0 million in first quarter of 2014. This revenue growth was a combination of both organic and acquisition-related growth, offset partially by weather and a decrease in our fuel surcharge revenue. Our operating income increased 39.3% to $26.8 million in the first quarter of 2015 from $19.2 million in the first quarter of 2014. Our EBITDA increased 40.4% to $33.7 million in the first quarter of 2015 from $24.0 million in the first quarter of 2014. Net income available to common stockholders increased 30.6% to $13.6 million in the first quarter of 2015 from $10.4 million in the first quarter of 2014. Our diluted earnings per share available to common stockholders increased 29.6% to $0.35 in the first quarter of 2015 from $0.27 in the first quarter of 2014."
Second Quarter 2015 Guidance
Commenting on guidance for the second quarter of 2015, Peter Armbruster CFO of Roadrunner, said, “We anticipate our revenues for the second quarter of 2015 to be in the range of $520 million to $545 million, representing an increase of 13% to 18% from the second quarter of 2014. We expect diluted earnings per share available to common stockholders to be between $0.43 and $0.46, compared with diluted earnings per share available to common stockholders of $0.38 in the prior year quarter."
First Quarter 2015 Segment Information
Roadrunner has three operating segments: truckload logistics (TL), less-than-truckload (LTL), and transportation management solutions (TMS). The following highlights exclude intercompany eliminations and corporate expenses.
TL revenues increased 45.5% to $282.2 million for the first quarter of 2015 from $193.9 million for the first quarter of 2014. The improvement was primarily due to the acquisitions of Rich Logistics, ISI and Active Aero, increased load growth, and increased utilization of Roadrunner's TL brokerage agent network. TL operating income was $15.9 million, or 5.6% of TL revenues, for the first quarter of 2015 compared with $12.0 million, or 6.2% of TL revenues, for the first quarter of 2014.
LTL revenues decreased 2.5% to $131.6 million for the first quarter of 2015 from $135.0 million for the first quarter of 2014. LTL operating income was $8.7 million, or 6.6% of LTL revenues, for the first quarter of 2015 compared with $6.7 million, or 5.0% of LTL revenues, for the first quarter of 2014.

Summary LTL operating statistics for the three months ended March 31 are shown below.

	Three Months Ended March 31
	2015	2014	% Change
Operating ratio	93.4	95.0
Tonnage (in thousands of tons)	349.9	380.5	(8.0)%
Shipments (in thousands)	588.6	582.2	1.1%
Revenue per hundredweight (incl. fuel)	$19.03	$17.85	6.6%
Revenue per hundredweight (excl. fuel)	$16.55	$14.64	13.0%
Weight per shipment (lbs.)	1,189	1,307	(9.0%)
Linehaul cost per mile (excl. fuel)	$1.25	$1.26	0.8%

Note: Other than operating ratio, the statistics above do not include (i) adjustments for undelivered freight required for financial statement purposes in accordance with Roadrunner's revenue recognition policy; and (ii) non-LTL related business captured within the LTL segment.

TMS revenues increased 44.9% to $82.0 million for the first quarter of 2015 from $56.6 million for the first quarter of 2014. The improvement in revenue was primarily due to the acquisition of Unitrans, which contributed incremental TMS revenues of $19.2 million during the first quarter of 2015, and organic revenue growth. TMS operating income was $5.8 million, or 7.1% of TMS revenues, for the first quarter of 2015 compared with $3.5 million, or 6.1% of TMS revenues, for the first quarter of 2014.

Conference Call
A conference call is scheduled for Wednesday, April 29, 2015 at 4:30 p.m. Eastern Time. To access the conference call, please dial 877-703-6107 (U.S.) or 857-244-7306 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 44892607. The conference call will also be available via live webcast under the Investor Relations section of Roadrunner's website, www.rrts.com.
If you are unable to listen to the live call, a replay will be available through Wednesday, May 6, 2015, and can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Callers will be prompted for passcode 95583828. An archived version of the webcast will also be available under the Investor Relations section of Roadrunner's website, www.rrts.com.
About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload logistics, transportation management solutions, intermodal solutions, freight consolidation, inventory management, on demand expedited services, international freight forwarding, customs brokerage, and comprehensive global supply chain solutions. For more information, please visit Roadrunner’s website, www.rrts.com.
Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance, including statements regarding Roadrunner's expectations that its operational and pricing initiatives will continue throughout 2015 and will favorably impact its 2015 LTL operating performance; and Roadrunner's expected revenues, diluted earnings per share available to common stockholders, and weighted average diluted shares outstanding for the second quarter of 2015. These statements reflect Roadrunner's current expectations, and Roadrunner does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Roadrunner's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to one or more significant claims and the cost of maintaining insurance, including increased premiums and insurance in excess of prior experience levels; the cost of compliance with, liability for violations of, or modifications to existing or future governmental regulations; the effect of environmental regulations; a decrease in the levels of capacity in the over-the-road freight sector; Roadrunner’s ability to execute its acquisition strategy and to integrate acquired companies; Roadrunner’s international operations; Roadrunner’s indebtedness and compliance with the covenants in its senior credit facility; the unpredictability of and potential fluctuation in the price and availability of fuel; the economic environment; competition in the transportation industry; Roadrunner’s reliance on independent contractors to provide transportation services to its customers; and other "Risk Factors" set forth in Roadrunner's most recent SEC filings.
Non-GAAP Financial Measures
Our reported results include EBITDA, a non-GAAP financial measure. We use EBITDA as a supplemental measure in evaluating our operating performance and when determining executive incentive compensation. We believe EBITDA is useful to investors in evaluating our performance compared to other companies in our industry because it assists in analyzing and benchmarking the performance and value of a business. The calculation of EBITDA eliminates the effects of financing, income taxes, and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with GAAP. Although our management uses EBITDA as a financial measure to assess the performance of our business compared to that of others in our industry, EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results of operations under GAAP.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2015	2014
Revenues	$488,970	$382,031
Operating expenses:
Purchased transportation costs	328,491	264,019
Personnel and related benefits	62,055	42,932
Other operating expenses	64,745	50,719
Depreciation and amortization	6,877	4,743
Acquisition transaction expenses	—	379
Total operating expenses	462,168	362,792
Operating income	26,802	19,239
Interest expense	4,609	2,250
Income before provision for income taxes	22,193	16,989
Provision for income taxes	8,589	6,575
Net income available to common stockholders	$13,604	$10,414
Earnings per share available to common stockholders:
Basic	$0.36	$0.28
Diluted	$0.35	$0.27
Weighted average common stock outstanding:
Basic	38,011	37,689
Diluted	39,341	39,183

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$11,984	$11,345
Accounts receivable, net of allowances of $4,493 and $4,209, respectively	287,625	284,379
Deferred income taxes	7,737	8,607
Prepaid expenses and other current assets	46,576	46,658
Total current assets	353,922	350,989
Property and equipment, net of accumulated depreciation of $51,458 and $47,629, respectively	156,956	146,850
Other assets:
Goodwill and intangible assets, net	747,539	749,530
Other noncurrent assets	11,334	10,451
Total other assets	758,873	759,981
Total assets	$1,269,751	$1,257,820
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$10,000	$10,000
Accounts payable	107,451	118,743
Accrued expenses and other liabilities	48,670	42,352
Total current liabilities	166,121	171,095
Long-term debt, net of current maturities	423,500	420,000
Other long-term liabilities	104,805	107,950
Total liabilities	694,426	699,045
Stockholders’ investment:
Common stock $.01 par value; 100,000 shares authorized; 38,147 and 37,925 shares issued and outstanding	381	379
Additional paid-in capital	393,669	390,725
Retained earnings	181,275	167,671
Total stockholders’ investment	575,325	558,775
Total liabilities and stockholders’ investment	$1,269,751	$1,257,820

Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com